Exhibit 99.1
BOB EVANS FARMS ANNOUNCES THIRD-QUARTER RESULTS; REAFFIRMS FY 2009 ADJUSTED OPERATING INCOME GUIDANCE
Company reaffirms adjusted operating income guidance (excluding charges) of approximately $91 million to $96 million for FY 2009
Company records third-quarter pretax charges of approximately $75.3 million, including impairment of goodwill, intangibles and fixed assets at Mimi’s Café; records other charges for severance and retirement costs
Company reaffirms commitment to current annual dividend rate of 64 cents per share, suspends share repurchase program for FY 2009
COLUMBUS, Ohio — Feb. 10, 2009 — Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced its results for the 2009 third fiscal quarter ended Friday, Jan. 23, 2009.
Third-quarter highlights
The Company reported an operating loss of $46.4 million and a net loss of $51.4 million, or a loss of $1.67 per diluted share, for the third quarter of fiscal 2009. These results include the negative pretax impact of $75.3 million in charges, including goodwill impairment and other charges for Mimi’s Café. For more detail on these items, please see “Third-quarter consolidated results” below. In the third quarter last year, the Company reported operating income of $32.7 million and net income of $20.0 million, or 61 cents per diluted share.
Excluding the pretax charges of $75.3 million, the Company’s third-quarter operating loss of $46.4 million this year would instead have been operating income of approximately $28.9 million, which compares to adjusted operating income of $30.4 million in the third quarter of fiscal 2008 (please see “Third-quarter consolidated results” for a reconciliation of third-quarter fiscal 2008 adjusted operating income to third-quarter fiscal 2008 reported operating income).
Fiscal year 2009 outlook
Based on its operating performance to date, the Company reaffirmed its estimate for fiscal 2009 adjusted operating income of approximately $91 million to $96 million, excluding the aforementioned pretax charges of $75.3 million, which is equivalent to its existing earnings per share guidance (see “Disclosure regarding non-GAAP financial measures” below). Due to the significant impact of the goodwill impairment charge on the Company’s effective tax rate, the Company is now providing its guidance for fiscal 2009 in terms of adjusted operating income rather than in earnings per share.
Third-quarter consolidated results
The Company reported an operating loss of $46.4 million and a net loss of $51.4 million for the third quarter of fiscal 2009. These results include the negative impact of the following pretax charges:

•	$56.2 million in non-cash charges for the impairment of goodwill related to the acquisition of Mimi’s Café.

•	$11.8 million in non-cash charges for the impairment of intangible assets (i.e., the Mimi’s Café trade name) related to the acquisition of Mimi’s Cafe.

•	$6.4 million in non-cash fixed-asset impairment charges for six underperforming Mimi’s Café restaurants.

•	$0.8 million in cash charges for severance payments and retirement costs.

•	$0.4 million in non-cash charges for unusable spare parts in the Company’s food products division.
These pretax charges total $75.6 million and, when combined with the positive impact of $0.3 million in pretax gains from the sale of restaurant assets, net to $75.3 million. Excluding this negative net pretax impact of $75.3 million, the Company’s third-quarter operating loss of $46.4 million would instead have been operating income of approximately $28.9 million.
The Company’s tax provision in the third quarter of fiscal 2009 reflects the impact of the $56.2 million goodwill impairment charge, which is not tax deductible. Excluding the goodwill impairment charge, the Company estimates its effective tax rate would have been approximately 27 percent.
In the third quarter of fiscal 2008, the Company reported operating income of $32.7 million. These results included the favorable impact of several items, primarily:
•	Pretax income of $6.6 million related to the first-time recognition of gift-certificate and gift-card “breakage” (gift certificates and gift cards that consumers fail to redeem) at Bob Evans Restaurants, which benefited the “Net Sales” line of the restaurant segment income statement.

•	A pretax gain of $0.1 million from the sale of real estate assets.
Last year’s third-quarter reported results also included the negative impact of several items, primarily the following:
•	A pretax charge of $3.7 million related to nine underperforming Bob Evans Restaurants that the Company closed in February 2008.

•	A pretax charge of $0.7 million to settle a dispute with a third party.
Excluding these items, the Company’s reported third-quarter fiscal 2008 operating income of $32.7 million would instead have been approximately $30.4 million.
A line-by-line summary of the Company’s third-quarter fiscal 2009 income statement follows below. Note that all third-quarter fiscal 2008 results expressed as a percentage of net sales include the favorable impact of the previously mentioned $6.6 million benefit for gift-certificate and gift-card breakage at Bob Evans Restaurants.

•	Net sales — Net sales were $443.8 million for the third quarter of fiscal 2009, a 1.3 percent decrease compared to $449.7 million in the third quarter of fiscal 2008. This decline is the result of same-store sales declines at Bob Evans Restaurants and Mimi’s Café, partly offset by new restaurant openings at Mimi’s Café and sales increases in the food products segment. Also affecting the comparison was the previously mentioned $6.6 million in pretax income related to the recognition of gift-certificate and gift-card “breakage” at Bob Evans Restaurants, which benefited the “Net Sales” line in last year’s third quarter.

•	Cost of sales — Cost of sales was $139.6 million, or 31.5 percent of net sales, in the third quarter of fiscal 2009, compared to $134.9 million, or 30.0 percent of net sales in the third quarter of fiscal 2008. The higher cost of sales is primarily the result of a 59 percent year-over-year increase in sow costs, which averaged $49.00 per hundredweight compared to $31.00 in the third quarter a year ago, partially offset by lower cost of sales in the restaurant segment. The higher cost of sales in the food products segment reduced operating income by approximately $6.7 million compared to the third quarter a year ago.

•	Operating wages — Operating wages were $148.0 million, or 33.3 percent of net sales, in the third quarter of fiscal 2009, compared to $150.5 million, or 33.5 percent of net sales, in the third quarter of fiscal 2008. This improvement is primarily the result of the positive leverage provided by food products segment sales increases and labor-savings initiatives in the restaurant segment that offset negative leverage due to same-store sales declines at Bob Evans Restaurants and Mimi’s Café.

•	Other operating expenses — Other operating expenses were $70.0 million, or 15.8 percent of net sales, in the third quarter of fiscal 2009, compared to $71.1 million, or 15.8 percent of net sales, in the third quarter of fiscal 2008. Lower restaurant segment pre-opening expenses offset the $0.4 million charge for unusable spare parts in the food products segment and higher restaurant segment utility costs.

•	SG&A — Selling, general and administrative expenses were $44.0 million, or 9.9 percent of net sales in the third quarter of fiscal 2009, compared to $41.1 million, or 9.1 percent of net sales, in the third quarter of fiscal 2008. The third-quarter 2009 results include the negative impact of the following pretax charges:
•	$6.4 million in non-cash fixed-asset impairment charges for six underperforming Mimi’s Café restaurants.

•	$0.8 million in cash charges for severance payments and retirement costs.
        Partly offsetting these charges is the positive impact of $0.3 million in pretax gains from the sale of restaurant assets.
        The reported third quarter fiscal 2008 operating income results include the impact of:

•	$3.7 million in pretax charges for nine underperforming Bob Evans Restaurants.

•	Pretax gains of $0.1 million on the sale of restaurant assets.

•	A pretax charge of $0.7 million for the settlement of a dispute with a third party.
•	Net interest expense — The Company’s net interest expense was $3.2 million compared to $3.0 million in the third quarter of fiscal 2008.

•	Income taxes — The Company’s income tax provision in the third quarter of fiscal 2009 reflects the impact of the $56.2 million goodwill impairment charge, which is not tax deductible. Excluding the impact of the goodwill impairment charge, the Company estimates its effective tax rate would have been approximately 27 percent. This compares to an effective tax rate of 32.7 percent a year ago.

•	Diluted weighted-average shares outstanding — The Company’s diluted weighted-average share count was 30.8 million in the third quarter of fiscal 2009, compared to 32.6 million in the third quarter of fiscal 2008. The Company repurchased 141,200 shares in the third quarter and has purchased 245,332 shares in the current fiscal year but has suspended its share repurchase program for the rest of fiscal 2009.
Restaurant segment summary
The restaurant segment’s total sales for the quarter decreased 2.3 percent compared to a year ago, from $367.6 million to $359.2 million. Same-store sales at Bob Evans Restaurants were down 1.3 percent for the third quarter, with average menu prices up 3.3 percent. At Mimi’s Café, same-store sales decreased 6.8 percent for the third quarter, with average menu prices up 2.7 percent. See the table below for month-by-month third-quarter same-store sales results.
The restaurant segment reported a $50.7 million operating loss, compared to operating income of $22.3 million in the third quarter of fiscal 2008. Items impacting the restaurant segment’s third-quarter fiscal 2008 operating margins include the following aforementioned items:
•	$56.2 million in non-cash charges for the impairment of goodwill related to the acquisition of Mimi’s Café.

•	$11.8 million in non-cash charges for the impairment of intangible assets (i.e., the Mimi’s Café trade name) related to the acquisition of Mimi’s Cafe.

•	$6.4 million in non-cash fixed-asset impairment charges for six underperforming Mimi’s Café restaurants.

•	$0.8 million in cash charges for severance payments and retirement costs.

•	$0.3 million in pretax gains from the sale of real estate assets.
Items impacting the restaurant segment’s third-quarter fiscal 2008 operating margins include the following aforementioned items:

•	The $6.6 million breakage benefit at Bob Evans Restaurants.

•	$3.7 million in pretax charges for nine underperforming Bob Evans Restaurants.

•	$0.1 million in pretax gains from the sale of real estate assets.
Cost of sales in the restaurant segment decreased 30 basis points from 25.4 percent of net sales in the third quarter of fiscal 2008 to 25.1 percent due to moderating commodities costs, procurement savings and mix shifts to higher-margin products. Cost of labor increased 10 basis points from 38.6 percent of net sales to 38.7 percent due to deleverage from negative same-store sales and higher health insurance claims, partially offset by reductions in labor hours. In the third quarter of fiscal 2009, the Company reduced total year-over-year labor more than 900,000 hours, including approximately 650,000 total hours at Bob Evans Restaurants and approximately 250,000 total hours at Mimi’s Café.
In the third quarter, the Company opened two new Mimi’s Cafés. For the year to date, the Company has opened nine new Mimi’s Cafes and rebuilt four existing Bob Evans Restaurants. For the full 2009 fiscal year, the Company expects to open a total of 12 new Mimi’s Cafés and one new Bob Evans Restaurant. The Company does not plan to rebuild any additional Bob Evans Restaurants in the fourth quarter of fiscal 2009.
Third-quarter fiscal 2009 same-store sales results for Bob Evans Restaurants and Mimi’s Café are below. Shifts in Thanksgiving and Christmas timing benefited December same-store sales but negatively impacted November and January same-store sales results.

SAME-STORE SALES	SSS Restaurants	Nov.	Dec.	Jan.	3Q FY 2009
Bob Evans	545	-3.1%	3.8%	-5.7%	-1.3%
Mimi’s Café	102	-10.4%	-2.0%	-9.6%	-6.8%
COMBINED	647	-5.0%	2.2%	-6.7%	-2.8%
Food products segment summary
Third-quarter fiscal 2009 food products net sales were $84.6 million, up 3.0 percent compared to $82.1 million in the third quarter of fiscal 2008. Pounds sold from comparable products were down 6 percent in the quarter.
Operating income for the food products segment was $4.3 million, a 59.1 percent decrease compared to $10.4 million a year ago. Most of the operating income decline relates to a 59 percent year-over-year increase in sow costs, which averaged $49.00 per hundredweight compared to $31.00 in the third quarter a year ago. This contributed to a $6.7 million increase in the cost of goods line for the food products segment, if cost of sales as a percentage of net sales were the same as a year ago.

The Company is in the process of converting from a direct-store-delivery distribution (DSD) system to a warehouse system in some markets in response to retailer needs. The Company expects to convert 90 percent of its system to the warehouse distribution model by the end of fiscal 2009. The conversion to a warehouse model in the food products segment will result in higher slotting fees and severance related to the elimination of certain DSD sales routes, but the Company believes it should result in a lower cost structure in the long term.
Impairment charges
The Company is required for accounting purposes to assess the carrying value of goodwill and other intangible assets annually or whenever circumstances indicate that a decline in value may have occurred. Based on the consolidated Company’s stock valuation relative to its book value, a revised development plan for Mimi’s Café and continued declining same-store sales at Mimi’s Café, the Company determined that indicators of potential impairment were present during the third quarter of fiscal 2009. As a result, the Company, with the assistance of an independent, third-party valuation specialist, assessed the carrying value of acquired goodwill and intangible assets with indefinite lives for impairment, in accordance with Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets.” Based on the fair market value of the Mimi’s Café business, its revised future development plans, the overall challenging economic conditions in the primary markets where Mimi’s operates, as well as discounted future cash flow and sales projections, the Company recorded pretax non-cash impairment charges of $56.2 million for goodwill and $11.8 million for other intangible assets for Mimi’s Café.
Also, in accordance with SFAS No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets,” the Company recorded $6.4 million in pretax non-cash fixed-asset impairment charges for six Mimi’s Café restaurants. The impairment charge represents the excess of the carrying value of these restaurants over their fair value.
Fiscal year 2009 outlook and capital allocation strategy
As previously mentioned, the Company reaffirmed its estimate for fiscal 2009 adjusted operating income of approximately $91 million to $96 million, excluding the aforementioned net pretax charges of $75.3 million, which is equivalent to its existing earnings per share guidance (see “Disclosure regarding non-GAAP financial measures” below). This outlook relies on a number of important assumptions, including same-store sales estimates and the risk factors discussed in the Company’s securities filings. Particular assumptions related to the Company’s fourth-quarter performance include weather-related same-store sales challenges at Mimi’s Café and Bob Evans Restaurants, as well as the following:
•	Net sales — Consolidated year-over-year net sales declines of 1.0 to 1.5 percent for the fourth quarter of fiscal 2009.

This includes:

o	Bob Evans Restaurants — Same-store sales in the negative 2.0 to 2.5 percent range in the fourth quarter of fiscal 2009. The Company expects to develop one new Bob Evans restaurant in the fourth quarter for a total of one new and four rebuilt restaurants for the full 2009 fiscal year.

o	Mimi’s Café — Same-store sales in the negative 7.0 to 8.0 percent range in the fourth quarter of fiscal 2009. The Company expects to open three new Mimi’s Cafes in the fourth quarter of the year for a total of 12 new restaurants for the full 2009 fiscal year.

o	Food products — Overall sales growth of approximately 3 percent for the fourth quarter of fiscal 2009.
•	Restaurant operating margins — The Company expects fourth-quarter restaurant operating margins of approximately 5.0 percent. Included in this estimate are the following assumptions:
o	Cost of sales — Continued improvements due to easing commodity prices, positive mix shifts and procurement initiatives.

o	Operating wages — Continued pressure from minimum wage increases, mostly offset by proactive labor efficiency efforts.
•	Food products operating margins — The Company expects fourth-quarter food products operating margins of approximately 3.0 to 4.0 percent. Included in this estimate are average sow costs of approximately $50 to $55 per hundredweight.

•	Depreciation and amortization — Approximately $81 million for the full 2009 fiscal year, compared to $77.1 million in fiscal 2008.

•	Net interest expense of approximately $13 million for the full 2009 fiscal year.

•	An effective tax rate of approximately 31 percent for fiscal 2009, excluding the effect of the nondeductible $56.2 million goodwill impairment charge.

•	A diluted weighted average share count of approximately 30.8 million for the full 2009 fiscal year, compared to 33.3 million in fiscal 2008.

•	Capital expenditures of about $90 to 95 million for the full 2009 fiscal year.
The Company continues to expect substantively lower future capital expenditures for restaurant development in fiscal 2010 at both Bob Evans Restaurants and Mimi’s Café. Specifically, the Company expects to build no new Bob Evans Restaurants and two Mimi’s Cafés in fiscal 2010. The Company also reiterated that it has suspended its share repurchase program for the balance of fiscal 2009.

“Our decision to scale back future restaurant development and to temporarily suspend our share repurchase program reflects our desire to conserve cash and maintain financial flexibility,” Chairman and Chief Executive Officer Steve Davis said. “However, we remain committed to our annual dividend rate, which we recently increased more than 14 percent to 64 cents per share.”
The Company will provide more specific guidance for fiscal 2010 capital expenditures with its year-end earnings release in June.
Disclosure regarding non-GAAP financial measures
Due to the significant impact of the goodwill impairment charge on the Company’s effective tax rate, the Company is providing its guidance for the remainder of the 2009 fiscal year in terms of adjusted operating income rather than earnings per share. The Company uses adjusted operating income as a measure for comparing its performance to prior periods and competitors, and believes it is useful to investors because it provides investors and other interested parties a means to evaluate its performance relative to its past performance, without regard to unusual charges. Adjusted operating income is not a recognized term under GAAP. The following is a reconciliation of 2009 estimated adjusted operating income to 2009 estimated operating income:

Fiscal 2009 estimated reported operating income:	$16.0 to 21.0	million
Fiscal 2009 3Q goodwill impairment:	$56.2	million
Fiscal 2009 3Q trade name impairment:	$11.8	million
Fiscal 2009 3Q fixed asset impairment:	$6.4	million
Fiscal 2009 3Q severance and retirement:	$0.8	million
Fiscal 2009 3Q unusable spare parts:	$0.4	million
Fiscal 2009 1Q legal settlement:	$0.7	million
Fiscal 2009 YTD gains on real estate sales	$(1.0	million)

Fiscal 2009 estimated adjusted operating income:	$91 to $96	million
Company to host conference call
The Company will hold its third-quarter conference call at 10 a.m. (ET) on Wednesday, Feb. 11, 2008. The dial-in number is (800) 690-3108, access code 82408731. To access the simultaneous webcast, go to www.bobevans.com/ir. A fact sheet will be available on the company’s Web site in conjunction with the earnings release. The conference call replay will be available for 48 hours, beginning two hours after the call on Feb. 11, at (800) 642-1687, access code: 82408731. The archived webcast will also be available on the Web site.

About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the third fiscal quarter (Jan. 23, 2009), Bob Evans owned and operated 569 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 140 casual restaurants located in 23 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 25, 2008 and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.
Contacts:
Donald J. Radkoski
Chief Financial Officer
(614) 492-4901
David D. Poplar
Vice President of Investor Relations
(614) 492-4954

Consolidated Financial Results (unaudited)
(Thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Jan. 23, 2009	Jan. 25, 2008	Jan. 23, 2009	Jan. 25, 2008
Net Sales
Restaurant Segment	$359,190	$367,600	$1,084,563	$1,083,957
Food Products Segment	84,583	82,102	234,952	216,624

Total	$443,773	$449,702	$1,319,515	$1,300,581

Operating Income
Restaurant Segment	$(50,689)	$22,339	$(13,759)	$60,278
Food Products Segment	4,255	10,393	11,127	19,943

Total	$(46,434)	$32,732	$(2,632)	$80,221

Net Interest Expense	$3,196	$3,007	$9,515	$7,885

Income Before Income Taxes	$(49,630)	$29,725	$(12,147)	$72,336

Provisions for Income Taxes	$1,738	$9,720	$14,073	$23,524

Net Income	$(51,368)	$20,005	$(26,220)	$48,812

Earnings Per Share
Basic	(1.67)	$0.62	(0.85)	$1.44
Diluted	(1.67)	$0.61	(0.85)	$1.43

Average Shares Outstanding
Basic	30,724	32,468	30,758	33,823
Diluted	30,755	32,610	30,826	34,104